Exhibit 99.1

Recent Developments

Air Products Asset Purchase

On July 20, 2026, PBF Energy Company LLC (“PBF LLC”), a subsidiary of PBF Energy, entered into an agreement with Air Products West Coast Hydrogen LLC (“AP”) to acquire two hydrogen production plants located at the Torrance refinery that were subject to operating lease arrangements as of June 30, 2026 (the “Air Products Asset Purchase”). PBF LLC closed on the Air Products Asset Purchase on September 9, 2026 and became the owner of the hydrogen plants, which following a transition period with AP, will be operated by Torrance Refining Company LLC.

The consideration for the Air Products Asset Purchase included a cash payment at closing of $44.8 million and the issuance of a promissory note by PBF LLC and guaranteed by PBF Energy Inc. The promissory note was issued on September 9, 2026, in connection with the closing and was recorded as a debt of approximately $342.2 million as of September 9, 2026, including the estimated value of certain contingent payment obligations.

Upon closing, PBF Holding derecognized the operating lease liability and related right-of-use asset associated with the prior hydrogen plant agreements that terminated at closing.

Revolving Credit Facility Renewal

PBF Holding is currently in discussions with certain of the lenders under its existing revolving credit facility (the “Revolving Credit Facility”) to amend certain terms and extend the maturity such that borrowings under the Revolving Credit Facility would be due in 2031 and the maximum borrowing capacity would be in the range of $3.5 -$4.0 billion. If consummated, the renewal is expected to be close by the end of the third quarter of 2026.

Forward-Looking Statements

Statements contained herein relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the status of the Revolving Credit Facility. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’ s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable securities laws.